Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
For Immediate Release	ir@tmw.com

Kelly Dilts
Men’s Wearhouse, SVP, Finance & IR

Ken Dennard
Dennard • Lascar Associates

MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND

FREMONT, CA — January 21, 2016 - Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.18 per share on the Company’s common stock, payable on March 25, 2016 to shareholders of record at the close of business on March 15, 2016.

The Men’s Wearhouse, Inc. is the largest specialty retailer of men’s suits and the largest provider of rental product in the U.S. and Canada with 1,748 stores including tuxedo shops within Macy’s stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo and suit rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores as well as tuxedo shops within Macy’s stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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